Exhibit 4.4

AMENDED AND RESTATED INTERCOMPANY
LOAN AGREEMENT

between

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

as the Guarantor LP

and

ROYAL BANK OF CANADA

as the Issuer and as Cash Manager

July 24, 2015

Contents

Section		Page

1	Interpretation	1

2	Intercompany Loan	2

3	Purpose and Nature of Intercompany Loan	2

4	Conditions Precedent	4

5	Advances	4

6	Interest	5

7	Repayment	7

8	Taxes	8

9	Illegality	8

10	Mitigation	8

11	Payments	9

12	Further Provisions	12

13	Governing Law	14

Schedule 1 – Form of Advance Request

Schedule 2 – Asset Coverage Test

AMENDED AND RESTATED
INTERCOMPANY LOAN AGREEMENT

THIS AMENDED AND RESTATED INTERCOMPANY LOAN AGREEMENT (this Agreement) is dated as of this 24th day of July, 2015.

BETWEEN:

a.
RBC Covered Bond Guarantor Limited Partnership, a limited partnership existing under the law of the Province of Ontario, whose executive office is at 155 Wellington Street, West, 14th Floor, Toronto, Ontario, Canada M5V 3K7, Toronto, Ontario acting by its managing general partner RBC Covered Bond GP Inc. (referred to herein as the Guarantor LP); and

b.
Royal Bank of Canada, a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, as the Issuer (referred to herein as the Issuer) and as the Cash Manager (hereinafter referred to as the Cash Manager).

WHEREAS:

A.
The parties hereto are parties to an Amended and Restated Intercompany Loan Agreement, dated as of August 22, 2013 (the Amended and Restated Intercompany Loan Agreement), and originally entered into on October 25, 2007.

B.	From time to time the Issuer has and will issue Covered Bonds pursuant to the Programme (as defined herein).

C.
The Issuer has made available to the Guarantor LP, on an unsecured basis, an aggregate amount of Cdn $40,000,000,000, pursuant to the terms of the Amended and Restated Intercompany Loan Agreement, for use by the Guarantor LP for the purposes permitted by the Amended and Restated Intercompany Loan Agreement.

D.
A portion of the total amount available to the Guarantor LP under the Amended and Restated Intercompany Loan Agreement was made available on an unsecured revolving basis, to the Guarantor LP to be used by the Guarantor LP for the purposes permitted by the terms of the Amended and Restated Intercompany Loan Agreement.

E.
The parties hereto desire to amend and restate the Amended and Restated Intercompany Loan Agreement on the terms set forth herein, in accordance with the terms of Section 12.7 of the Amended and Restated Intercompany Loan Agreement, by entering into this Agreement, to increase to $60,000,000,000 (the Total Credit Commitment) the total amount available to the Guarantor LP hereunder.

IT IS AGREED as follows:

1	Interpretation

1.1
The amended and restated master definitions and construction agreement dated as of August 1, 2014 (the Master Definitions and Construction Agreement) between the parties to the Transaction Documents (as defined therein), as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto, is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, varied or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master  Definitions and Construction Agreement.

1.2
All Advances (as defined in the Amended and Restated Intercompany Loan Agreement) and accrued and unpaid amounts (including interest and fees) owing by the Guarantor LP to the Issuer under the Amended and Restated Intercompany Loan Agreement that have not been paid on or prior to the date of this Agreement shall continue as Advances (as defined below) and accrued and unpaid amounts hereunder as of the date of this Agreement and shall be payable on the dates such amounts would have been payable pursuant to the Amended and Restated Intercompany Loan Agreement, and from and after the date of this Agreement, interest, fees and other amounts shall accrue as provided under this Agreement.

1.3
This Agreement shall amend and restate the Amended and Restated Intercompany Loan Agreement in its entirety, with the parties hereby agreeing that on the date of this Agreement, the rights and obligations of the parties under the Amended and Restated Intercompany Loan Agreement shall be subsumed and governed by this Agreement.

1.4
Following the date of this Agreement, the Intercompany Loan, Advances and Commitments under the Amended and Restated Intercompany Loan Agreement shall no longer be in effect and thereafter only the Intercompany Loan, Advances and Commitments under this Agreement shall be outstanding until otherwise terminated in accordance with the terms hereof.

2	Intercompany Loan

Subject to the terms of this Agreement, the Issuer agrees to make available to the Guarantor LP an Intercompany Loan (the Intercompany Loan) in an aggregate amount equal to the Total Credit Commitment.  On any Business Day, the Guarantor LP may request that advances (each an Advance and collectively Advances) denominated in Canadian Dollars under the Intercompany Loan be made available to it, subject to the terms of this Agreement, on such Business Day (each such date, a Drawdown Date).

3	Purpose and Nature of Intercompany Loan

3.1	Application of Advances by the Guarantor LP

Each Advance may only be used by the Guarantor LP:

(a)	to purchase Loans and their Related Security from Seller in accordance with the terms of the Mortgage Sale Agreement; and/or

(b)	to invest in Substitute Assets (in an amount up to but not exceeding the limit prescribed in Section 9.8 of the Guarantor LP Agreement); and/or

(c)
subject to written confirmation from the Guarantor LP that the Asset Coverage Test is met on the relevant Issue Date (both before and immediately following the making of the relevant Advance), to make a Capital Distribution to any Partner by way of distribution of that Partner’s equity in the Guarantor LP in an amount equal to the Advance or any part thereof, which shall be paid to the Partner on the relevant next Payment Date by wire transfer or as otherwise directed by the Partner; and/or

(d)
to make a deposit of the proceeds in the GIC Account (including, without limitation, to fund the Reserve Fund to an amount not exceeding the limit prescribed in Section 6.1 of the Guarantor LP Agreement).

3.2	Guarantee Loan and Demand Loan

The aggregate principal amount of Advances outstanding at any time shall be recorded in the Intercompany Loan Ledger in accordance with Section 5.4 and deemed to be comprised of:

(a)	a guarantee loan (the Guarantee Loan) portion in an amount equal to:

(X/Y) * Z

where,

X = the Adjusted Aggregate Asset Amount (see Schedule 2 for reference) at such time, but where A in the calculation of such amount is equal to the aggregate True Balance of the Loans in the Covered Bond Portfolio for the purposes of determining X;

Y = the maximum Canadian Dollar Equivalent of aggregate Principal Amount Outstanding of Covered Bonds that could be issued by the Issuer without contravening the Asset Coverage Test at such time based on the assets of the Guarantor LP at such time; and

Z = the actual Canadian Dollar Equivalent of aggregate Principal Amount Outstanding of the Covered Bonds at such time,

and

(b)	a demand loan (the Demand Loan) portion in the amount, if any, by which the aggregate principal amount of the Advances outstanding at that time exceeds the amount of the Guarantee Loan at such time;

provided that the Issuer may elect to deliver a Trigger Collateral Notice to the Guarantor LP upon the occurrence of a Trigger Event, and in the event the Issuer delivers a Trigger Collateral Notice, the Demand Loan shall be reduced by an amount, if any, equal to the Trigger Collateral Amount for so long as such Trigger Collateral Notice is outstanding. Any such Trigger Collateral Notice must be delivered, if at all, within ten (10) Business Days of the Trigger Event to which such notice relates.

3.3	Revolving

Any amount under the Total Credit Commitment repaid hereunder may be re-borrowed provided that (i) such re-borrowing is for the purposes set out in Section 3.1(b), (ii) each of the conditions set forth in Section 4 have been satisfied, (iii) such re-borrowing does not result in the Guarantor LP being unable to satisfy the Asset Coverage Test on a pro forma basis following such re-borrowing and the application of the proceeds thereof; and (iv) the aggregate outstanding amount of Advances after giving effect to such re-borrowing does not exceed the principal amount of the Covered Bond Portfolio unless the proceeds of such re-borrowing are being used to acquire Loans and their Related Security or to invest in Substitute Assets.

3.4	Maturity and Extension of Total Credit Commitment

Unless otherwise agreed in writing between the Guarantor LP and the Issuer, the Total Credit Commitment shall expire and terminate, and all Advances together with accrued and unpaid interest thereon shall become immediately payable on, the date that is 364 days after the date of this Agreement (or 364 days after the effective date of the most recent extension pursuant to this Section 3.4) unless (i) no more than 90 and no less than 60 days prior to such expiry and termination date, the Guarantor LP requests by notice in writing that the Issuer extend its Total Credit Commitment for a further period of 364 days effective as of the date such commitment would otherwise expire and terminate, and (ii) no less than 30 days prior to such expiry and termination date, the Issuer has accepted such request by notice in writing to the Guarantor LP.  For certainty, Total Credit Commitment may be extended pursuant to this Section 3.4 one or more times.

3.5	No obligation to monitor

Without prejudice to the obligations of the Guarantor LP under this Section 3, none of the Issuer, the Bond Trustee and any of the Secured Creditors shall be obliged to concern themselves as to the application of amounts drawn by the Guarantor LP under this Agreement.

4	Conditions Precedent

4.1	Conditions Precedent for Advances

Save as the Issuer and the Guarantor LP may otherwise agree, each Advance will not be available unless on the date of the proposed Advance:

(a)
the Issuer shall have received a copy of a resolution duly passed by the board of directors of the managing partner of the Guarantor LP authorizing its execution, delivery and performance on behalf of Guarantor LP of this Agreement, such copy to be certified by an officer of such managing partner; and

(b)	such Advance does not result in the Guarantor LP being unable to satisfy the Asset Coverage Test on a pro forma basis following such Advance and the application of the proceeds thereof; and

(c)	the aggregate outstanding amount of all Advances after giving effect to such Advance does not exceed the Total Credit Commitment; and

(d)	no Issuer Event of Default, Guarantor LP Event of Default or Demand Loan Repayment Event has occurred.

5	Advances

5.1	Giving of Advance Requests

Not later than 10:00 a.m. (Toronto Time) on each Drawdown Date (or such later time as may be agreed in writing between the Guarantor LP and the Issuer), the Guarantor LP shall give to the Issuer a duly completed request for Advance in writing (each an Advance Request) completed in the form attached hereto as Schedule 1.  Each Advance Request is irrevocable and (subject to the terms of this Agreement) obliges the Guarantor LP to borrow the whole amount specified in the Advance Request on the relevant Drawdown Date upon the terms and subject to the conditions of this Agreement.

5.2	Advances

On receipt of an Advance Request from the Guarantor LP and if the conditions set out in Section 4 (Conditions Precedent) have been met, the Issuer shall make the Advances set out in such Advance Request available to the Guarantor LP on the Drawdown Date.

5.3	Deemed Advances

(a)	If:

(i)
a Borrower takes a Payment Holiday in respect of a Loan in the Covered Bond Portfolio in accordance with the relevant Mortgage Conditions and each of the Deemed Advance Preconditions (as defined below) are satisfied at such time, the amount equal to the unpaid interest and principal associated with that Payment Holiday and any such payment shall be deemed to constitute an Advance; or

(ii)
there is any increase in the True Balance of a Loan due to the Seller making a Further Advance or Line of Credit Loan Drawing to a Borrower occurs, such increase shall be deemed to constitute an Advance if each of the Deemed Advance Preconditions set out below are satisfied at such time; or

(iii)
on any Calculation Date, there is an increase in the Outstanding Principal Balance of Loans in the immediately preceding Calculation Period (being the period between the last most recent Calculation Date and the current Calculation Date) due to Capitalized Interest and/or Capitalized Arrears accruing on a Loan shall be deemed to constitute an Advance if each of the Deemed Advance Preconditions set out below are satisfied at such time.

(b)	The preconditions to a Deemed Advance are the following (collectively the Deemed Advance Preconditions):

(i)	the aggregate amount of all Advances outstanding at such time after giving effect to such Deemed Advance does not exceed the Total Credit Commitment; and

(ii)	such Deemed Advance does not result in the Guarantor LP being unable to satisfy the Asset Coverage Test on a pro forma basis following such deemed Advance; and

(iii)	the aggregate outstanding amount of all Advances after giving effect to such deemed Advance does not exceed the Total Credit Commitment; and

(iv)	no Issuer Event of Default, Guarantor LP Event of Default or Demand Loan Repayment Event has occurred.

5.4	Intercompany Loan Ledger

The Cash Manager shall ensure that each Advance (including deemed Advances), each repayment, all payments of interest and repayments of each Advance hereunder and the amount of the Guarantee Loan and Demand Loan at each Calculation Date are recorded in the Intercompany Loan Ledger at the appropriate time (which in the case of the amount of the Guarantee Loan and the Demand Loan at least two days prior to the Guarantor LP Payment Date following such Calculation Date).

6	Interest

6.1	Interest Periods

(a)
Each loan interest period (each a Loan Interest Period) will correspond to each Calculation Period and each date on which interest is payable hereunder (each a Loan Interest Payment Date) will correspond to each Guarantor LP Payment Date, provided that the Loan Interest Period for any Advance made during a Calculation Period shall commence on the date of such Advance.

(b)
Whenever it is necessary to compute an amount of interest in respect of an Advance for any period (including any Loan Interest Period), such interest shall be calculated on the basis of actual days elapsed in a 365 day year.

(c)
Subject to the applicable Priority of Payments, interest payable in respect of an Advance shall be payable in respect of the preceding Loan Interest Period for such Advance on each Loan Interest Payment Date following the Drawdown Date of that Advance.

6.2	Interest Rate

(a)
Subject to the applicable Priority of Payment, the rate of interest payable in respect of each Advance for each Loan Interest Period in respect of that Advance shall be the rate per annum notified in writing by the Issuer to the Guarantor LP from time to time.

(b)
With respect to each Loan Interest Period, the Issuer shall, as soon as practicable following the relevant Loan Interest Period, determine and notify the Cash Manager, the Guarantor LP and the Bond Trustee of the Canadian Dollar amount (the Intercompany Loan Interest Amount), in each case, payable in respect of such Loan Interest Period.  The Intercompany Loan Interest Amount in respect of each Advance shall be determined by applying the applicable rate of interest (determined in accordance with sub-section (a)) to the outstanding principal balance of the relevant Advance, multiplying the result of that calculation by the actual number of days in the applicable Loan Interest Period divided by 365 days and rounding the resultant figure to the nearest penny (half a penny being rounded upwards) provided that the amount of interest hereunder payable in respect of any Loan Interest Period shall not exceed the amount received by the Guarantor LP pursuant to the Interest Rate Swap Agreement less the sum of (i) two (2) basis points of the aggregate principal amount of the Advances then outstanding and (ii) an amount equal to the amount of the Guarantor LP Expenses for the corresponding Guarantor LP Calculation Period.

(c)
All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of this Section 6, shall (in the absence of wilful default, bad faith or proven error) be binding on the Guarantor LP and the Cash Manager and (in such absence as aforesaid) no liability to the Guarantor LP shall attach to the Cash Manager or the Issuer in connection with the exercise or non-exercise by them or any of them of their powers, duties and discretions hereunder.

(d)
Solely for the purposes of the Interest Act (Canada), whenever the amount of interest payable hereunder in respect of any Loan Interest Period is not the amount obtained by applying the applicable rate of interest to the outstanding principal balance of the relevant Advance and multiplying the result of that calculation by the actual number of days in the applicable Loan Interest Period divided by 365 days, the annual rate of interest payable hereunder in respect of such Loan Interest Period is equivalent to the product obtained when (i) the amount of interest payable hereunder in respect of such Loan Interest Period is divided by the sum of the daily average aggregate amount of Advances outstanding hereunder and the result of such division is multiplied by (ii) 365 divided by the number of calendar days in such Loan Interest Period.

7	Repayment

7.1	Repayment of Demand Loan on Demand

Subject to the applicable Priorities of Payment, the principal amount of the Demand Loan (or any portion thereof for which demand is made by the Issuer in accordance with this Section) shall be due and payable by the Guarantor LP no later than the first Business Day following the date that is 60 days after the demand is made therefor by the Issuer by notice in writing to the Guarantor LP unless on such Business Day:

(a)	a Demand Loan Repayment Event has occurred and is continuing (in which case payment shall be made in accordance with Section 7.2); or

(b)
the Asset Coverage Test, as calculated by the Cash Manager, will not be satisfied after giving effect to such repayment; in which case only the amount, if any, which could be repaid while remaining in compliance with the Asset Coverage Test shall be due and payable on such Business Day; or

(c)	an Asset Coverage Test Breach Notice has been given on or prior to such Business Day and has not been revoked.

7.2	Mandatory Repayment Upon Demand Loan Repayment Event

(a)
Subject to Section 7.2(b) below, the Guarantor LP shall repay the amount, if any, by which the Demand Loan exceeds the Demand Loan Contingent Amount on the first Guarantor LP Payment Date following 60 days after the earlier of the date on which:

(i)
the Issuer is required to assign the Interest Rate Swap Agreement to a third party (or while Fitch is a Rating Agency, the Issuer fails to meet the ratings (being F2/BBB+) set out in Section 5(k)(ii)(3) of the ISDA Schedule to the Interest Rate Swap Agreement Master Agreement); and

(ii)	an Issuer Event of Default has occurred, notice of an Issuer Acceleration Notice has been given to the Issuer and notice of a Notice to Pay has been given to the Guarantor LP,

each of (i) and (ii) above a Demand Loan Repayment Event.

(b)
Following a Demand Loan Repayment Event, the Guarantor LP shall repay the full amount of the then outstanding Demand Loan on the date on which the Asset Percentage is next calculated (whether or not such calculation is a scheduled calculation or a calculation made at the request of the Issuer) provided that the Asset Coverage Test, as calculated by the Cash Manager, is met on the date of repayment after giving effect to such repayment.

7.3	Payments under Guarantee discharge obligations of Guarantor LP under this Agreement

To the extent that the Guarantor LP makes, or there is made on its behalf, a payment under the Covered Bond Guarantee, the Issuer will on such payment being made become indebted to the Guarantor LP for an amount equal to such payment. Any amounts owing by the Issuer to the Guarantor LP in respect of amounts paid by the Guarantor LP under the Covered Bond Guarantee shall be setoff automatically (and without any action being required by the Guarantor LP, the Issuer or the Bond Trustee) against any amounts repayable by the Guarantor LP under the terms of the Intercompany Loan Agreement.  The amount setoff shall be the Canadian Dollar Equivalent of the relevant payment made by the Guarantor LP under the Covered Bond Guarantee, which amount shall be applied to reduce amounts repayable under the Intercompany Loan in the following order of priority:

(a)	first, to reduce and discharge any amounts due and payable by the Guarantor LP to the Issuer under this Agreement other than interest and principal;

(b)	second, to reduce and discharge interest (including accrued interest) due and unpaid on the outstanding principal balance of the Advances; and

(c)	third, to reduce and discharge the outstanding principal balance of the Advances.

7.4	Repayment of Guaranteed Loan

The Guaranteed Loan shall be repaid in accordance with the applicable Priority of Payments and is subordinated to the Demand Loan in accordance with such Priority of Payments.

8	Taxes

8.1	No gross up

All payments by the Guarantor LP under this Agreement shall be made without any deduction or withholding for or on account of and free and clear of, any Taxes, except to the extent that the Guarantor LP is required by law to make payment subject to any Taxes.

8.2	Not a Non-Resident

The Guarantor LP represents and warrants to the Issuer that it is, and covenants that it will at all times remain, a person that is not a Non-Resident.

8.3	Tax receipts

All Taxes required by law to be deducted or withheld by the Guarantor LP from any amounts paid or payable under this Agreement shall be paid by the Guarantor LP when due and the Guarantor LP shall, within 90 days of the payment being made, deliver to the Issuer evidence satisfactory to the Issuer (including all relevant Tax receipts) that the payment has been duly remitted to the appropriate authority.

9	Illegality

If, at any time, it is unlawful for the Issuer to make, fund or allow to remain outstanding an Advance made or to be made by it under this Agreement, then the Issuer shall, promptly after becoming aware of the same, deliver to the Guarantor LP, the Bond Trustee and the Rating Agencies a legal opinion to that effect from reputable counsel and the Issuer may require the Guarantor LP to prepay, on any Guarantor LP Payment Date, having given not more than 60 days’ and not less than 30 days’ notice (or such shorter period as may be required by any relevant law) prior written notice to the Guarantor LP and the Bond Trustee, and while the relevant circumstances continue, the applicable Advance(s) without penalty or premium but subject to Article 5 (Exercise of Certain Rights) of the Security Agreement and Section 10 (Mitigation) of this Agreement.

10	Mitigation

If circumstances arise in respect of the Issuer which would, or would upon the giving of notice, result in the prepayment of the Advances pursuant to Section 9 (Illegality), then, without in any way limiting, reducing or otherwise qualifying the obligations of the Guarantor LP under this Agreement, the Issuer shall:

(a)	promptly upon becoming aware of the circumstances, notify the Bond Trustee, the Guarantor LP and the Rating Agencies; and

(b)
upon written request from the Guarantor LP, take such steps as may be practical to mitigate the effects of those circumstances including (without limitation) the assignment of all its rights under this Agreement to, and assumption of all its obligations under this Agreement by, another person satisfactory to the Bond Trustee, which is willing to participate in the relevant Advances in its place and which is not subject to any illegality as referred to in Section 9 (Illegality), provided that no such transfer or assignment and transfer may be permitted unless the Rating Agency Confirmation has been received in respect of such transfer or assignment as a result and the Guarantor LP indemnifies (subject to Article 5 of the Security Agreement) the Issuer for any reasonable costs and expenses properly incurred by them as a result of such transfer or assignment.

11	Payments

11.1	Payment

(a)
Subject to the applicable Priorities of Payment, all amounts to be paid to the Issuer under this Agreement, excluding the repayment of the Demand Loan, shall be paid in Canadian Dollars for value by the Guarantor LP to such account as is notified to the Guarantor LP by the Issuer for this purpose by not less than five (5) Business Days prior notice on each Guarantor LP Payment Date

(b)
Subject to the applicable Priorities of Payment, the Guarantor LP may elect, at its sole discretion, to repay the Demand Loan (or any portion thereof) pursuant to Sections 7.1 or 7.2 of this Agreement in the following manner:

(i)
in Canadian Dollars for value by the Guarantor LP to such account as is notified to the Guarantor LP by the Issuer for this purpose, provided that any amount paid in Canadian Dollars pursuant to this Section 11.1(b)(i) shall not have been derived from the sale of any Loan and its Related Security by the Guarantor LP for less than the True Balance of such Loan at the time of such sale; or

(ii)
by selling, transferring and assigning to the Issuer all of the Guarantor LP’s right, title and interest in and to Randomly Selected Loans, and any Collections in respect of such Randomly Selected Loans from and after the date of the Payment in Kind Notice, in accordance with Section 11.1(c) and for the consideration of the reduction of the amount outstanding under the Demand Loan pursuant to Section 11.1(d) (Payment in Kind).

(c)
If the Guarantor LP elects to make a Payment in Kind, the Guarantor LP shall provide the Issuer with notice thereof (the Payment in Kind Notice) at least five (5) Business Days prior to the date of the Payment in Kind setting out the following information:

(i)
the date (the Payment in Kind Date) on which the transfer and assignment of the Loans and their Related Security identified in such Payment in Kind Notice is to take place (provided that such date shall not be more than 30 days following the date of such Payment in Kind Notice);

(ii)
the aggregate amount of the Demand Loan to be paid on the Payment in Kind Date (being either the Fair Market Value or the True Balance of the Loans listed in the Payment in Kind Notice as of the date of the Payment in Kind Notice in accordance with Section 11.1(d)); and

(iii)	a listing of the Randomly Selected Loans to be transferred and assigned to the Issuer on the Payment in Kind Date including:

(A)	for each such Loan:

(1)	the identification number for such Loan;

(2)	the name of the Borrower in respect of such Loan;

(3)	the municipal street address, city, province and postal code of the related mortgaged property forming part of the Related Security for such Loan;

(4)	the Current Balance (excluding Capitalized Interest and Capitalized Arrears) of such Loan as of the date of the Payment in Kind Notice;

(5)	the rate of interest chargeable on each such Loan as of the date of the Payment in Kind Notice;

(6)	if applicable, the date(s) on which adjustments in interest are to take place or may be effected by the lender pursuant to the Mortgage Terms in respect of such Loan;

(7)	the mortgage maturity date;

(8)	the remaining amortization period in respect of such Loan; and

(B)	the following information:

(1)	the current index, prime or other reference rate(s) applicable to such Loans as at the date of the Payment in Kind Notice;

(2)	the number of Loans identified in the Payment in Kind Notice; and

(3)	the aggregate Current Balance as of the date of the Payment in Kind Notice of such Loans.

(d)	Upon any Payment in Kind, the outstanding amount of the Demand Loan shall be reduced by:

(i)
in the case of Loans that are not Non-Performing Loans (A) prior to a Covered Bond Guarantee Activation Event, the Fair Market Value of the Loans which are the subject of the Payment in Kind; or (B) on or after a Covered Bond Guarantee Activation Event, the True Balance of the Loans which are the subject of the Payment in Kind; and

(ii)	in the case of Loans that are Non-Performing Loans, the Fair Market Value of the Loans which are the subject of the Payment in Kind.

(e)
If the Loans subject to the Payment in Kind reduce the Demand Loan by the True Balance of the Loans pursuant to Section 11.1(d), then upon such Portfolio Adjustment (and notwithstanding the terms of the Interest Rate Swap Agreement):

(i)	if the Issuer or an Affiliate of the Issuer is the Interest Rate Swap Provider, no Breakage Fees shall be payable in respect of such Portfolio Adjustment; and

(ii)
if the Issuer or an Affiliate of the Issuer is not the Interest Rate Swap Provider, (A) Breakage Fees (if any) payable by the Guarantor LP to the Interest Rate Swap Provider in respect of such Portfolio Adjustment shall be paid by the Issuer to the Interest Rate Swap Provider for and on behalf of the Guarantor LP; and (B) the Guarantor LP shall direct that Breakage Fees (if any) payable to the Guarantor LP by the Interest Rate Swap Provider in respect of such Portfolio Adjustment, shall be paid to the Issuer or such Person as the Issuer may direct in each case.

(f)
Upon the Payment in Kind Date, all of the Guarantor LP’s right, title and interest in and to the Loans set out in the Payment in Kind Notice and their Related Security from the date of the Payment in Kind shall be, sold, assigned and transferred by the Guarantor LP to the Issuer, effective as of such date, without recourse, representation or warranty (whether express, implied, statutory or otherwise) to, against, by or on behalf of the Guarantor LP, save and except that (x) such Loans and their Related Security and the proceeds thereof are free and clear of any Adverse Claim created by the Guarantor LP, and (y) the Guarantor LP has the power and authority to transfer and assign such Loans and their Related Security and the proceeds thereof as herein provided and the Guarantor LP shall deliver or cause to be delivered to the Issuer on the Payment in Kind Date an amount equal to the aggregate Collections received by or on behalf of the Guarantor LP after the date of the Payment in Kind Notice and prior to the Payment in Kind Date in respect of the Loans and their Related Security specified in the Payment in Kind Notice; and in consideration therefore, the amount owing on the Demand Loan shall be reduced in accordance with Section 11.1(b)(ii).

(g)
The Guarantor LP will, at the expense of the Issuer (i) execute and deliver such assignments or other instruments of conveyance, (ii) make such filings (including filings of financing statements), and (iii) with respect to the Related Security Files or other documents relating to the Loans and their Related Security sold, transferred and assigned to the Issuer on the relevant Payment in Kind Date (A) to the extent held by the Issuer, confirm that the Issuer shall cease to be under any further obligation to hold such Related Security Files or other documents relating to the Loans and their Related Security to the order of the Guarantor LP or the Bond Trustee; and (B) to the extent not held by the Issuer deliver to the Issuer such Loan and Related Security Files or other documents that are in its possession or under its control or held to its order to the Issuer or as the Issuer shall direct.

(h)
Without limiting anything in this Agreement, Payment in Kind shall constitute a discharge and release of the Issuer from any claims which the Guarantor LP or the Bond Trustee may have against the Issuer arising from the relevant Representations or Warranties in relation to any Loans and their Related Security sold, transferred and assigned to the Issuer on the relevant Payment in Kind Date, which were previously sold by the Issuer to the Guarantor LP.

11.2	Alternative payment arrangements

If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Guarantor LP to make any payments under this Agreement in the manner specified in Section 11.1 (Payment), then the Guarantor LP shall make such alternative arrangements for the payment direct to the Issuer of amounts due under this Agreement as are acceptable to the Issuer and the Bond Trustee (acting reasonably).

12	Further Provisions

12.1	No set-off by the Issuer

The Issuer agrees that it will advance the Advances to the Guarantor LP (subject to the terms of this Agreement, including without limitation, Sections 4 and 5) without set-off (including, without limitation, in respect of any amounts owed to it under any other Advance or in its capacity as a Partner in the Guarantor LP or in any other capacity under any of the Transaction Documents to which it is a party) or counterclaim.

12.2	Evidence of indebtedness

In any proceeding, action or claim relating to this Agreement a statement as to any amount due to the Issuer under this Agreement shall, unless otherwise provided in this Agreement, be prima facie evidence that such amount is in fact due and payable.

12.3	Rights cumulative, waivers

The respective rights of the Guarantor LP and the Issuer under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorised by) each of the parties. Each proposed waiver of this Agreement that is considered by the Guarantor LP to be a material waiver shall be subject to Rating Agency Confirmation and the Guarantor LP (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any waiver which does not require Rating Agency Confirmation provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.  No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

12.4	Severability

The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not in any way affect or impair:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

12.5	Notices

12.5.1
Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(i)	in the case of the Guarantor LP, to:

RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 974-1368

(ii)	in the case of the Issuer or the Cash Manager, to:

Royal Bank of Canada
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 974-1368

12.5.2
Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.

12.5.3
Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

12.6	Assignment

None of the Issuer, the Guarantor LP nor the Cash Manager may assign or transfer any of its rights or obligations under this Agreement, except as provided for in the Transaction Documents, including the pledge of rights under the Security Agreement by the Guarantor LP, and unless the Guarantor LP has obtained Rating Agency Confirmation for any such assignment.

12.7	Amendments and Variation

Subject to the terms of Section 7.3 of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement provided, for certainty, no such consent shall be required in connection with the amendment or other change to the rate of interest on Advances payable hereunder.  Each proposed amendment of this Agreement that is considered by the Guarantor LP to be a material amendment shall be subject to Rating Agency Confirmation and the Guarantor LP (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any amendment which does not require Rating Agency Confirmation provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.

12.8	Non-Petition

The Issuer and Cash Manager agree that they shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Programme shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

12.9	Counterparts

This Agreement may be signed (manually or by facsimile) and delivered in more than one counterpart all of which, taken together, shall constitute one and the same Agreement.

12.10	Third Party Rights

This Agreement does not create any right which is enforceable by any person who is not a party to this Agreement.

12.11	Limitation of Liability

The Guarantor LP is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

12.12	Further Assurances

Upon request of the Issuer, the Guarantor LP shall execute and deliver to the Issuer such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Issuer to carry out more effectually the provisions and purposes of this Agreement.

13	Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed on the day and year appearing on Page 1.

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC.

Per:	/s/ David Power
Name: David Power
Title: President

ROYAL BANK OF CANADA

Per:	/s/ James Salem
Name: James Salem
Title: Executive Vice-President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Corporate Treasury

Amended and Restated Intercompany Loan Agreement (signature page)

Schedule 1 – Form of Advance Request

ADVANCE REQUEST

From:	RBC Covered Bond Guarantor Limited Partnership (Guarantor LP)

To:	Royal Bank of Canada (the Issuer)

Date:	[ ]

Dear Sirs,

We refer to the amended and restated intercompany loan agreement between ourselves and you (as from time to time amended, varied, novated or supplemented (the Intercompany Loan Agreement)) originally entered into on October 25, 2007 and most recently amended and restated as of July 24, 2015 whereby an Intercompany Loan was made available to us.  Terms defined in the Intercompany Loan Agreement shall have the same meaning in this Advance Request.

We hereby give you notice that, pursuant to the Intercompany Loan Agreement and upon the terms and subject to the conditions contained therein, we wish the following Advance to be made available to us as follows:

(a)	Aggregate Amount: [ ].

(b)	Drawdown Date: [ ].

We confirm that as of the date hereof:

(i)
the undersigned has delivered a copy of a resolution duly passed by the board of directors of the managing general partner of the Guarantor LP authorizing its execution, delivery and performance on behalf of Guarantor LP of the Intercompany Loan Agreement certified by an officer of the managing general partner;

(ii)
the aggregate principal amount of the Advance requested herein will not result in the Guarantor LP being unable to satisfy the Asset Coverage Test on a pro forma basis following such Advance and the application of the proceeds thereof;

(iii)	the aggregate outstanding amount of Advances after giving effect to the Advance requested herein does not exceed the Total Credit Commitment; and

(iv)	no Issuer Event of Default, Guarantor LP Event of Default or Demand Loan Repayment Event has occurred.

The net proceeds of this drawdown should be credited to our account numbered [            ] with the [       ].

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Yours faithfully,

RBC Covered Bond Guarantor Limited Partnership, acting by its general partner RBC COVERED BOND GP INC.

Per:
Name:
Title:

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Schedule 2 – Asset Coverage Test

ASSET COVERAGE TEST
(included for reference only)

N.B. The parties to this Intercompany Loan Agreement agree this Schedule 2 is included for reference only. To the extent of any inconsistency between this Schedule 2 and the Asset Coverage Test as set out in Schedule 2 – Part I to the Guarantor LP Agreement, the terms of Schedule 2 – Part I to the Guarantor LP Agreement shall govern. For defined terms used and not otherwise defined herein see the Master Definition and Construction Agreement.

(a)
The Asset Coverage Test is met if the Adjusted Aggregate Asset Amount (as defined below) shall be in an amount at least equal to the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the Covered Bonds as calculated on the relevant Calculation Date. For greater certainty, references in this Schedule to immediately preceding Calculation Date and previous Calculation Date are to the Calculation Period ending on the Calculation Date.

(b)	For the purposes of the Asset Coverage Test the Adjusted Aggregate Asset Amount means the amount calculated as at each Calculation Date as follows:

A+B+C+D+E-F

where,

A	= the lower of (i) and (ii), where:

(i)
=        the sum of the LTV Adjusted True Balance of each Loan in the Covered Bond Portfolio, which shall be the lower of (1) the actual True Balance of the relevant Loan in the Covered Bond Portfolio on such Calculation Date, and (2) the Market Value of the Property subject to the Mortgage forming part of the Related Security relating to that Loan multiplied by M (where for all Eligible Loans that are Performing Loans M = 80% and for all Loans that are Non-Performing Loans or Non-Eligible Loans M = 0);

minus

the aggregate sum of the following deemed reductions to the aggregate LTV Adjusted True Balance of the Loans in the Covered Bond Portfolio if any of the following occurred during the previous Calculation Period:

(1)
a Loan (other than a Non-Performing Loan or Non-Eligible Loan) or its Related Security was, in the immediately preceding Calculation Period, in breach of the Representations and Warranties contained in the Mortgage Sale Agreement or subject to any other obligation of the Seller to repurchase the relevant Loan and its Related Security, and in each case the Seller has not repurchased such Loan or Loans of the relevant Borrower and its or their Related Security to the extent required by the terms of the Mortgage Sale Agreement. In this event, the aggregate LTV Adjusted True Balance of the Loans in the Covered Bond Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the LTV Adjusted True Balance of such Loan or Loans on such Calculation Date; and/or

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(2)
the Seller, in any preceding Calculation Period, was in breach of any other material warranty under the Mortgage Sale Agreement and/or the Servicer was, in any preceding Calculation Period, in breach of a material term of the Servicing Agreement. In this event, the aggregate LTV Adjusted True Balance of the Loans in the Covered Bond Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the resulting financial loss incurred by the Partnership in the immediately preceding Calculation Period (such financial loss to be calculated by the Cash Manager without double counting and to be reduced by any amount paid (in cash or in kind) to the Partnership by the Seller to indemnify the Partnership for such financial loss);

AND

(ii)
 =       the aggregate Asset Percentage Adjusted True Balance of the Loans in the Covered Bond Portfolio which in relation to each Loan shall be the lower of (1) the actual True Balance of the relevant Loan as calculated on such Calculation Date, and (2) the Market Value of the Property subject to the Mortgage forming part of the Related Security relating to that Loan multiplied by N (where for all Eligible Loans that are Performing Loans, N = 1 and for all Loans that are Non-Performing Loans or Non-Eligible Loans N = 0);

minus

the aggregate sum of the following deemed reductions to the aggregate Asset Percentage Adjusted True Balance of the Loans in the Covered Bond Portfolio if any of the following occurred during the previous Calculation Period:

(1)
a Loan (other than a Non-Performing Loan or Non-Eligible Loan) or its Related Security was, in the immediately preceding Calculation Period, in breach of the Representations and Warranties contained in the Mortgage Sale Agreement or subject to any other obligation of the Seller to repurchase the relevant Loan and its Related Security, and in each case the Seller has not repurchased such Loan or Loans of the relevant Borrower and its or their Related Security to the extent required by the terms of the Mortgage Sale Agreement. In this event, the aggregate Asset Percentage Adjusted True Balance of the Loans in the Covered Bond Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the Asset Percentage Adjusted True Balance of such  Loan or Loans on such Calculation Date; and/or

(2)
the Seller, in any preceding Calculation Period, was in breach of any other material warranty under the Mortgage Sale Agreement and/or the Servicer was, in any preceding Calculation Period, in breach of a material term of the Servicing Agreement. In this event, the aggregate Asset Percentage Adjusted True Balance of the Loans in the Covered Bond Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the resulting financial loss incurred by the Partnership in the immediately preceding Calculation Period (such financial loss to be calculated by the Cash Manager without double counting and to be reduced by any amount paid (in cash or in kind) to the Partnership by the Seller to indemnify the Partnership for such financial loss),

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the result of the calculation in this paragraph (ii) being multiplied by the Asset Percentage (as defined below);

AND

(iii)
With respect to any such calculations, any Loan included in the Covered Bond Portfolio secured on a Property which also secures one or more other Loans included in the Covered Bond Portfolio, any breach of the Loan Representations and Warranties in respect of one such Loan will be deemed to be a breach in respect of all such Loans in the Covered Bond Portfolio secured on the same Property;

B           =          the aggregate amount of any Principal Receipts on the Loans in the Covered Bond Portfolio (excluding proceeds from any sale of such Loans)  up to such Calculation Date (as recorded in the Principal Ledger) which have not been applied as at such Calculation Date to acquire further Loans and their Related Security or otherwise applied;

C           =          the aggregate amount of any Cash Capital Contributions made by the Partners (as recorded in the Capital Account Ledger for each Partner of the Partnership) or proceeds advanced under the Intercompany Loan Agreement or proceeds from any sale of Loans or other cash exclusive of Revenue Receipts which have not been applied as at such Calculation Date provided such amount is not greater than the sum of (i) any such amounts received within such Calculation Period; and (ii) the amount necessary to meet the Partnership’s payment obligations in the six months immediately succeeding such Calculation Date pursuant to the provisions of the Transaction Documents or such greater amount as CMHC may permit;

D           =          the aggregate outstanding principal balance of any Substitute Assets;

E           =          the Reserve Fund balance, if applicable; and

F           =          the amount equal to the sum of:

(i)
the greater of the following amounts determined in respect of outstanding Covered Bonds issued prior to the CMHC Programme Registration Date: (A) the weighted average remaining maturity expressed in years of such Covered Bonds multiplied by the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of such Covered Bonds multiplied by the Pre-Registration Negative Carry Factor; and (B) the amount determined in respect of such Covered Bonds pursuant to (ii) immediately below (without regard to such Covered Bonds having been issued prior to the CMHC Programme Registration Date). Pre-Registration Negative Carry Factor means (i) 0.5% if the weighted average margin of the interest rate payable on the Covered Bonds is less or equal to  0.1% per annum, or (ii) 0.5% plus that margin minus 0.1%, if that margin is greater than 0.1% per annum (provided that if the weighted average remaining maturity is less than one, the weighted average shall be deemed, for the purposes of this calculation, to be one), and

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(ii)
(A) nil, where cash flows are being exchanged under the Covered Bond Swap Agreement; and (B) where cash flows are not being exchanged under the Covered Bond Swap Agreement, the weighted average remaining maturity expressed in years of the Covered Bonds issued after the CMHC Programme Registration Date then outstanding (provided that if the weighted average remaining maturity is less than one, the weighted average shall be deemed, for the purposes of this calculation, to be one) multiplied by the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the Covered Bonds multiplied by the Negative Carry Factor where the Negative Carry Factor is, if the weighted average margin of the interest rate payable on the Covered Bonds relative to the interest rate receivable on the Covered Bond Portfolio is (i) less than or equal to 0.1% per annum, 0.5%, or (ii) greater than 0.1% per annum, then 0.5% plus such margin minus 0.1%.

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